Exhibit 99.2

FINAL TRANSCRIPT

Conference Call Transcript FRP - Q3 2007 FairPoint Communications, Inc. Earnings Conference Call Event Date/Time: Nov. 02. 2007 / 8:30AM ET

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FINAL TRANSCRIPT

Nov. 02. 2007 / 8:30AM ET, FRP - Q3 2007 FairPoint Communications, Inc. Earnings Conference Call

CORPORATE PARTICIPANTS

 Brett Ellis

 FairPoint Communications, Inc. - IR

 Gene Johnson

 FairPoint Communications, Inc. - Chairman, CEO

 Peter Nixon

 FairPoint Communications, Inc. - President

 John Crowley

 FairPoint Communications, Inc. - CFO

 Walt Leach

 FairPoint Communications, Inc. - EVP, Corporate Development

CONFERENCE CALL PARTICIPANTS

 Jonathan Chaplin

 JPMorgan Chase & Co. - Analyst

 David Barden

 Banc of America Securities - Analyst

 Tom Seitz

 Lehman Brothers - Analyst

 Simon Flannery

 Morgan Stanley - Analyst

 Barry Sine

 Oppenheimer & Co. - Analyst

PRESENTATION

Operator

Good morning. My name is Darlene, and I will be your conference operator today. At this time I would like to welcome everyone to the FairPoint Communications third quarter 2007 earnings conference call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks there will be a question-and-answer session. (OPERATOR INSTRUCTIONS) Thank you.

Mr. Brett Ellis, you may begin your conference.

Brett Ellis - FairPoint Communications, Inc. - IR

Good morning, everyone, and thank you for joining the FairPoint third quarter earnings conference call. Participating on today’s call are Gene Johnson, our Chief Executive Officer, John Crowley, Chief Financial Officer, Peter Nixon, our President, and Walt Leach, our Executive Vice President of Corporate Development.

Before we begin, I would like to remind you certain statements made during this conference call which are not based on historical fact, may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Because these forward-looking statements involve known and unknown risks and uncertainties, there are important factors that could cause actual results, events, or developments to differ materially from those expressed or implied by these forward-looking statements.

Such factors include those risks described from time to time in FairPoint’s filings with the Securities and Exchange Commission, including without limitations the risks described in FairPoint’s most recent Annual Report on Form 10-K, on file with the Securities and Exchange Commission.

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FINAL TRANSCRIPT

Nov. 02. 2007 / 8:30AM ET, FRP - Q3 2007 FairPoint Communications, Inc. Earnings Conference Call

All information is current as of the date of this earnings call, and FairPoint undertakes no duty to update this information. In addition, FairPoint’s results for the quarter ended September 30th, 2007, are subject to the completion and filing with the Securities and Exchange Commission of its quarterly report on Form 10-Q for such period.

Having said this, allow me to introduce Gene Johnson, our Chairman and CEO.

Gene Johnson - FairPoint Communications, Inc. - Chairman, CEO

Thanks very much, Brett. Good morning, everyone. We have a lot to talk about today, and we have a number of positive developments we want to talk about, so let’s get right into it.

As we did last quarter I am going to focus my comments on reviewing the status of the transaction and providing a brief regulatory update, then Peter will provide more detail about the merger and the transition, and then John will conclude by discussing our financial results for the quarter. Walt is going to be available to answer any questions that you might have as well.

The operational results and the financial results that we reported today, we think once again demonstrate our ability to achieve both operational and financial success. I continue to be very, very pleased that we are running our business well, even while working our way through the regulatory process, and planning for the close of the transaction with Verizon. And I think the strong financial results we had this quarter, enable us again to add to our cumulative cash available for dividends and we are pleased about that as well.

We are knee deep, literally, and making real steady and significant progress in all areas needed to make the acquisition a success. And that includes, among others, the planning, design and building of the systems, preparing for the systems integration, testing the systems and the various processes we will be using, engineering our rollout of expanded broadband service and hiring many, many people for our team. We had outlined in detail our broadband expansion plans, responded to literally thousands of data requests by the Public Utility Commissions in the three states and have settled with many interveners who originally had concerns about transaction.

Just this week we completed the last of the public hearings in the region, and the public officials in all three states are diligently moving forward in the public interest. And while we are still experiencing significant resistance to the merger proposal from certain interveners, we have earned the support of many more and have received the endorsement of many groups across the region. We think we have made a very strong case for the transaction based on the merits we outlined from day one, including job growth and we have announced the creation of 675 new FairPoint jobs throughout the entire region. Of course, suppliers and vendors who will be supporting us will create many additional jobs in the region, so we think that is one of the real strong benefits for this transaction.

Broadband expansion, we previously discussed this at length. We are expanding the service in areas where broadband is currently offered, as well as offering service for the first time in more rural areas that currently are underserved. And I would also note that we have announced our plans for an advanced broadband network using IP and MPLS infrastructure in Maine, New Hampshire, and Vermont. That platform will create the platform really for large number of highly reliable, efficient business-class services, and will also be expandable and will provide the foundation for the growth of our broadband services.

We are also supporting economic development in the region through a number of initiatives, including strengthening collaborations between the public and private sectors, building demand-driven and broadband-enabled strategies, empowering local leadership to identify their region’s unique assets and resources and leverage them for economic benefit and global economy, and expanding local community economic development capacities through knowledge transfer. And we have announced or in the process of announcing, we have named anyway, our Senior Economic Development Officer in the region, a longtime FairPoint employee, and we will be announcing that publicly in the next few days.

As I previously said, we think we have presented a compelling case to regulators in northern New England. While there is no assurance concerning the regulatory approvals or their timing, we continue to anticipate the transaction will close on schedule on January 31st 2008.

So now I am going to ask Peter to discuss the progress in greater detail.

Peter Nixon - FairPoint Communications, Inc. - President

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Nov. 02. 2007 / 8:30AM ET, FRP - Q3 2007 FairPoint Communications, Inc. Earnings Conference Call

Thanks, Gene. I am going to update you on several topics related to the transition. The topics I would like to address today include system readiness, business readiness, conversion, and training partner readiness.

Let me start with system readiness. I would like to begin by providing a status of our Operational Support Systems, otherwise known as OSS. To date we have completed our third build, we have one more build remaining. All OSS applications associated with this build have been delivered to test groups, where extensive product and integration tests will be performed. Build 3 includes core functionality for over 65% of planned functional components, and 79% of planned interfaces.

Let me describe some examples of core business functions that our OSS must be capable of supporting that are in the process of being tested. We must have the ability to schedule technician appointments. This capability exists in our Build 3 environment and is supported through integration between our customer relationship management and workforce management systems. We must have the ability to monitor certain network elements and trigger faults and alarms, which will automatically generate trouble tickets. This too, exists within our Build 3 environment.

This capability is deployed through the integration of individual network elements to our network management and trouble ticketing systems. Build 3 introduces our ability to test automated provisioning for local service orders, which supports both our retail and our wholesale customers. The team is currently testing orders that flow between order management, activation, provisioning and inventory management.

In addition to our OSS, we have Business Support Systems, or BSS. We have also completed our third build with one build remaining for this. Our BSS is comprised of our billing and CRM systems. Build 3 represents the completion of roughly 65% of core functionality and planned interfaces. We are presently testing the ability for data to move unaided between our ordering, billing, and trouble ticket systems.

Let me move on to business readiness. We continue to be on-track for building our organization. We have hired over 85 new employees, comprising mostly of a Vice President and Director-level personnel, to assist in the identification of the desired system functionalities, development of the methods, procedures and practices and organizational planning and development. We have developed draft business cut-over readiness plans, which will prepare us for operating the business while utilizing Verizon systems, as well as operating under our new systems. And we have developed draft training plans for close and cut-over readiness.

Regarding conversion, we have received 158 of the planned first data extracts from Verizon. Per our agreed upon schedule, there are 10 remaining extracts remaining under evaluation at Verizon. Capgemini and FairPoint will determine if the data is necessary within our operating environment. Of the data we have received, we have successfully executed our conversion scripts to load 61% of the data extracts into our staging or landing databases.

More importantly, we have taken representative data from Verizon’s core systems now residing in FairPoint’s landing databases and have loaded it into our target systems. The Verizon source systems consisted of three ordering and billing systems, two finance and supply chain systems and two OSS systems. Data from eight systems successfully converted into FairPoint’s target systems, consisting of Siebel, Kenan, E-business suites, and Oracle suites respectively. This is not an easy task, and requires strong teamwork between FairPoint, Capgemini, and Verizon.

The teams are well organized and disciplined. Working together they have established processes to identify and resolve issues quickly. Recently, the teams met to review the processes used during the first data extract. This was the first of many planning sessions to continue to improve the process and determine the most efficient means to transition from Verizon systems to FairPoint’s.

And finally, training partner readiness. FairPoint conducted a demonstration of our wholesale gateway to the CLEC community. This demonstration enabled the CLECs to see the GUI interface which supports the order and trouble ticketing process. And we have also completed our first discussions with the CLECs, who will utilize electronic bonding, or e-bonding, to communicate with us.

That will conclude my portion of the call today. I would now like to turn the call over to John to discuss the financial and operational performance during the third quarter. John?

John Crowley - FairPoint Communications, Inc. - CFO

Thanks, Peter. Good morning everybody. I am pleased to report to you another good quarter ahead of guidance for classic FairPoint, with continued progress on the merger with Verizon New England.

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Nov. 02. 2007 / 8:30AM ET, FRP - Q3 2007 FairPoint Communications, Inc. Earnings Conference Call

I will walk you through the financial results for the third quarter first. Revenues were up 7.1% this quarter from the previous year to $75.7 million. Excluding the contribution from acquisitions, revenues were up 4.4% compared to the third quarter of 2006. The components of the revenue increase in the quarter, excluding acquisitions, were intrastate access revenues increased $2.8 million, data and Internet revenue increased $1.4 million, and long-distance revenue increased $1.1 million. These increases were partially offset by a decrease in interstate access revenue of $1.5 million, and a decrease in other miscellaneous revenue of $900,000.

Operating expenses excluding depreciation increased $13 million compared to the third quarter of 2006, excluding the impact of acquisitions. Of that, $12.5 million of the increase is due to the Verizon merger related expenses and therefore not core operations. The remaining increase is principally due to an increase of cost of goods sold, as the changing mix of our revenue occurs of $600,000. Bad debt expense of $600,000. Materials and supply expense of $300,000. These increases were partially offset by decreases in employee related costs of $600,000, and a decrease in billing expense of $500,000.

Adjusted EBITDA was $34.6 million for the quarter, after adding back the $12.5 million of merger related expenses, which is above the $29.9 million for the second quarter of ‘07 and ahead of the $33.4 million for the third quarter of the prior year.

There were two moving parts in the quarter relative to last year that I want to talk about. First, we had a large favorable settlement of intrastate access charges in the quarter in the amount of $4.4 million. As you probably know, disputes on access revenues are pretty common these days and while we routinely agitate for better access data, argue for more favorable traffic models and negotiate payments, this one was unusual, only for its size. Offsetting this was the decline in distributions of $2.1 million because of the sale in the second quarter of Orange-Poughkeepsie.

Net loss for the quarter was $0.15 on a per-share basis. The loss is principally a result of $12.5 million of merger-related expenses in the quarter. However, there was a non-operating item in the quarter, a $5.7 million loss on certain interest rate swaps that we entered into because of the merger. This is a non-cash item and relates to the January ‘08 financing. These swaps, which we have been entering into, are contingent upon the closing of the merger and therefore will not take effect until the merger is completed. Under GAAP, we are required to recognize the change in the fair market value of these particular swaps through the income statement.

Let me just explain the business activity behind the accounting. We had started to hedge the interest rates on the committed bank financing for next year. We did $200 million during the summer in contingent interest rate swaps at about 5.375%; those are the underwater swaps. Since that time, we have added $400 million of additional contingent interest rate swaps, at rates nearly 1% lower than the ones that we did back in July. We also have about $600 million in swaps on our existing debt that already get hedge accounting, and we will leave those in place after the merger. So we are making great progress on giving us a highly predictable capital cost upon the merger.

Before I get into a discussion of cash available for dividends, I want to remind everyone that because of the accounting treatment of the merger, the systems build out, the opex and capex impact recorded in the GAAP financials are different from the cash flow impact. The accounting expense, or the accounting costs rather, are slightly higher than the cash outlay.

In the quarter we generated cash available for dividends of $21.5 million. We declared a dividend of $13.9 million, so we added to the cash available for dividends cushion, as we had indicated earlier this year. We invested $16.3 million in the quarter in capital expenditures, of which only $6.8 million was deducted from cash available for dividends, because as you know under our credit agreement, merger-related cash capital expenditures are excluded from that calculation.

Also in the third quarter we recognized an additional gain of $2.7 million related to the release of the escrow account for the Southern Illinois Cellular Corporation investment, which we sold last year. In addition, during the third quarter we completed the sale of the Yates City Telephone for $2.5 million, resulting in a gain of $2.2 million. As we mentioned on last quarter’s call, Yates City Telephone had less than 500 access lines. At the end of the quarter, we had $51.2 million of cumulative cash available for dividends.

At the end of September our access line equivalents, which are access lines plus HSD subscribers but exclude video subscribers, were approximately 310,000, versus 309,000 last year. In the quarter, excluding acquisitions, we added over 1,800 high-speed data subscribers and our HSD ARPU remained consistent, in the $41 to $42 range. Voice access lines, excluding lines acquired or disposed of in the last 12 months, decreased 4.8% compared to September 30th of last year.

Regarding guidance for the rest of the year, we continue to expect revenues of $281 to $284 million, and continue to expect our adjusted EBITDA to be in the range of $123 to $125 million. We estimate the capital expenditures for the full year excluding the expenditures related to the merger will be approximately $29 to $31 million, as we have said all year.

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Nov. 02. 2007 / 8:30AM ET, FRP - Q3 2007 FairPoint Communications, Inc. Earnings Conference Call

As to the transition, as Gene and Peter have said, the work is progressing as planned. The transition is on budget and so through January 31 we are still expecting nearly $110 million in cash costs before the Verizon reimbursements for the new systems and the hardware. The total systems budget, that is the aggregate of the pre and post-close investment, is unchanged at approximately $200 million. There may be and in fact probably will be some timing differences, particularly as to what falls before or after the year end, but the overall budget doesn’t change.

As Gene said, we are very proud of the performance we have put in so far at Classic FairPoint. We are diligently preparing for the merger and the transition and we are looking forward to integrating these two businesses into a more successful, efficient systems-based, 21st century telecom company.

And now we are happy to take questions.

QUESTION AND ANSWER

Operator

At this time - [audio break]

(OPERATOR INSTRUCTIONS) We will pause for just a moment to compile the Q&A roster. Your first question comes from the line of Jonathan Chaplin.

Jonathan Chaplin - JPMorgan Chase & Co. - Analyst

Good morning, guys. Thanks for taking the question. I am wondering if you can give us a quick update of what the access line DSL trends were in the acquired properties this quarter, and then secondly, the comment that I saw in the press release around expected timing, said there was still a good prospect it was going to close, something along the lines of there is a good prospect it’s going to close before year end. I can’t remember, how you have discussed it in the past, just in terms of the language. Are you a little less convinced that it will close before year end? I am just wondering if you can give us an update of what the timing hurdles are between now and close? Thank you.

Gene Johnson - FairPoint Communications, Inc. - Chairman, CEO

Jonathan, it’s Gene. I will take the second question first, as we often do. John will take the first question last. We think the regulatory approvals will all be in during December, but in most, there is generally a waiting period between the time you get the regulatory approval and the time you are allowed to close. And so, we still anticipate closing at the end of January, which is what we have said all along. We expect to close in the first quarter of next year. It clearly will not close during this year. We think it will close early in the first quarter, probably in January of next year.

Jonathan Chaplin - JPMorgan Chase & Co. - Analyst

Okay.

John Crowley - FairPoint Communications, Inc. - CFO

Jonathan, I hope will you permit me this quick joke. I assume when you ask about the acquired properties you are not talking about Germantown. You are probably talking about SpinCo. At this point, because we are reporting a little earlier this quarter, we only have access line information on Verizon New England or SpinCo.

SpinCo finished the quarter with 1,417,000 access lines, and 1,623,000 access line equivalents. They now have 206,000 DSL subscribers. So in percentage terms that is a 7.7% year-on-year decline in voice lines, and a 16.3% increase in DSL accounts. That gives them a 14.5% DSL penetration. So you know, as you can imagine, our marketing people are pretty excited about getting in there and expanding that pie.

I don’t have any third quarter financials yet. No revenue or ARPU figures. But I can, since we now have the second quarter numbers, I will just mention to you for the first half SpinCo did $190 million in EBITDA, which was up about 2% from the year before, in-line with a similar revenue

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Nov. 02. 2007 / 8:30AM ET, FRP - Q3 2007 FairPoint Communications, Inc. Earnings Conference Call

increase. If you pro forma their EBITDA for the retiree obligations that we aren’t taking, that is, the people who have already retired, the adjusted EBITDA was $211 million for the first half. Their obligation is to get us the third quarter’s by November 15th, so we don’t have those yet.

Jonathan Chaplin - JPMorgan Chase & Co. - Analyst

Great. Thank you very much.

Operator

Your next question comes from the line of David Barden.

David Barden - Banc of America Securities - Analyst

Thanks, guys, and good morning.Kind of along similar lines, just Gene in terms of the process there were a lot more disclosures in this release about, just in case if things do take a little longer, we are going to have to draw on our credit facility, et cetera, et cetera. You kind of mentioned that you are seeing “substantial resistance.” It seems as though maybe we are not as far down the path as we would have liked at this stage, or maybe there is greater resistance at this stage of the game than was anticipated?

Other than just saying our target was January 30th, beginning of this process, so that is what it still is, why you feel like you have got that comfort level. Is it because you’ve gotten 60% or 70% or 80% of the interveners on your side, and you have got daylight to these negotiations with the staff from the regulators and everything seems to be shaking out pretty well? Because that is going to be just a real issue for people to try to get their arms around, I would appreciate some comment there.

Second, on the results this quarter it did look, I think, like here was this $4.4 million one-time revenue benefit in access that flowed down through the Adjusted EBITDA and into the CAPD this quarter. The guidance didn’t get adjusted for that, so the implication is that the back half of the year is actually looking marginally softer than you expected. Could you talk about how the economic effects you think are playing in your territories, and how that might be having any impact on your expectations for the acquired properties, or to be acquired properties? Thank you.

Gene Johnson - FairPoint Communications, Inc. - Chairman, CEO

Thanks, Dave. I guess you kind of answered the question for me in the way you asked it, but basically, there has been tremendous progress with the interveners. I wish I could give you a percentage, but by far most of the interveners have settled the case. Many of those have come out publicly, not only settling the case, but publicly saying they are in favor of the transaction, and would like to see it go forward. So that is major change from the last time we talked publicly about this.

Secondly, we do see a path towards getting this deal done. The January date that I have given you is the date we have always had in mind. If that date, if we thought there was a reason to change that date, we would. Right now we feel very comfortable that the January date is still a good date.

Now, it’s difficult for me to get into any more discussion than that, because obviously we are at what I would call a delicate stage of the transaction with the Commissions, and there’s a path, a direction, a methodology for us to proceed, and we are doing that, and that is done in private and not in public. So I think I will stop at that point.

John Crowley - FairPoint Communications, Inc. - CFO

Hi, David. This is John. With regard to the remainder of the year guidance, we decided not to change that because it would not be particularly a material change but clearly, as you have indicated, we will come in at the very high end of guidance. We are really quite pleased with the operating results so far this year and we have every reason to think that will continue.

You ask a very interesting question about the economic effects. As we reported, our bad debt expense was slightly higher in the third quarter, and so I think, clearly that is one of the results of the current economic times. But as far as our access line changes, there were a whole bunch of moving parts in there.

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Nov. 02. 2007 / 8:30AM ET, FRP - Q3 2007 FairPoint Communications, Inc. Earnings Conference Call

One was that we had some account number cleanups in one of the recent acquisitions when we converted it to our billing system. It had never been converted to one of our billing systems. That represented probably 0.3 of a percent of the line loss. The non-pay disconnects was another piece. And then we had a very unusual seasonal pattern in the northwest this quarter. I am guessing that winter must have come early out there. And then finally, we had an increase in cable VoIP in one market in New York, which we will probably see, from what I am hearing, probably one other market where that will occur and then that probably should plateau.

Operator

Your next question comes from the line of Tom Seitz, Lehman Brothers.

Tom Seitz - Lehman Brothers - Analyst

As you currently understand the schedule, I understand things are in flux all the time, but can you tell us when you expect the PUC votes in the three states? Is it December broadly, or are there actual dates that we can look to to see if there is some news around? And then do you expect the FCC to wait until the PUCs have voted as requested by some members of Congress? My final question is, you now have your fingernails dirty, and at this point are you still comfortable with the synergy guidance that you have laid out before for the, not the Germantown transaction, but the SpinCo transaction? Thank you very much.

Gene Johnson - FairPoint Communications, Inc. - Chairman, CEO

Sure, Tom, I will take. Then at the end my comments I will ask Walt to talk a little about the schedule and the three states. I think he has a better handle on those three dates than I do.

But as far as the FCC is concerned, I do not believe the FCC will wait until the states have issued their approvals before they act on this. I am quite hopeful that will happen before the states act on this.

As far as the guidance we have previously given on the savings, yes, we feel quite comfortable, now that our fingernails are quite dirty, and not only our fingernails are dirty, a lot more is dirty on this transaction. We have worked really hard on it. We feel increasingly confident that our savings projections are clearly in-line. With that, Walt, can you give us some sense of the schedule in the three states of when you expect to actually receive the approvals?

Walt Leach - FairPoint Communications, Inc. - EVP, Corporate Development

Sure. As it relates to the state approvals, all three states are pretty much on the same timeline and that is that we would expect an order from the two Commissions in New Hampshire and Maine and from the Board in Vermont some time in December. There is not a specific target date set up for each of those three Commissions. Based on what we are hearing, we expect all three would occur before Christmas, but some time in December.

As you heard earlier in the call there is typically a 30-day non-appeal period that we would wait to lapse before we would close, and that is why we are shooting for the end of January, based on everything that is in place today. On the FCC side, we do expect the FCC approval to occur prior to the state approval, probably some time in the last half of November or early December, based upon a recent meeting that we had with the FCC. So that is our view based on everything we know today.

Operator

Your next question comes from the line of Simon Flannery with Morgan Stanley.

Simon Flannery - Morgan Stanley - Analyst

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Nov. 02. 2007 / 8:30AM ET, FRP - Q3 2007 FairPoint Communications, Inc. Earnings Conference Call

Thanks a lot. Good morning. If we could talk about SpinCo a little bit more, you cited the low broadband penetration as a big opportunity. Do you have an updated sense of what the availability of broadband is in those markets from Verizon? And secondly, where are we on cable telephony overlapping those markets? Thanks.

Gene Johnson - FairPoint Communications, Inc. - Chairman, CEO

Peter can answer the second question, Peter? Do you have the facts on that?

Peter Nixon - FairPoint Communications, Inc. - President

I have some information.

Gene Johnson - FairPoint Communications, Inc. - Chairman, CEO

Okay. Between us we will see what we have to give you a direct answer. About roughly 62% of their service area in those three states is served by broadband to date. So we have announced plans to substantially increase the broadband investment over the MPLS network and to provide availability to a lot more customers. Peter, can you add anything on the cable overlay?

John Crowley - FairPoint Communications, Inc. - CFO

Let me talk about that because I have got some records on that, Simon. Here is what we have done on the cable overlay. You know, we and Verizon measure this separately. Because we are a small company, because we are in the communities, what have you, we actually measure where is there cable and we do secret callers. We will call the cable company and say, “Gee, can I get cable modem service on 25 Main Street?” and what have you.

So we have some statistics on that. And our experience is that we have about, let me look that up, we have 51% cable modem competition in our markets. So here is what we have assumed for Verizon. They use a different technique. They use what you might call the FCC technique, which is if a County has a cable operator, it is assumed to have blanket cable coverage and modem coverage.

What we have assumed is given that their access lines break out about 44% urban, and about 56% rural, and we define urban as a city of larger than Ellensburg, Washington, or contiguous to a city larger than Ellensburg, Washington, or a town with more than 15% CLEC market share. We have assumed in the urban areas that there is in fact 100% cable and cable modem competition, and in the rural areas we have assumed that the competition is comparable to ours, 51%. So, on a weighted average basis that implies about a high-60s cable modem competition in the markets.

Operator

(OPERATOR INSTRUCTIONS) Your next question comes from the line of Barry Sine with Oppenheimer.

Barry Sine - Oppenheimer & Co. - Analyst

Good morning. Just going back on the merger process, the language in the press release seems a bit more cautionary than you have been in the past, but your verbal comments seem as optimistic as you have been. Is there any change in the outlook in terms of the acquisition?

The next question, I don’t know if you have the data on this, do you know the total number of interveners there have been in the three states? How many have you settled with? How many are there to go? And have you given up anything material in terms of your settlements with them?

Gene Johnson - FairPoint Communications, Inc. - Chairman, CEO

Broadly, we had interventions from the roughly 38 independent ILECs in the three states. We settled with all 38. We had interventions from the utility companies in the states. We have settled with all of them.

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FINAL TRANSCRIPT

Nov. 02. 2007 / 8:30AM ET, FRP - Q3 2007 FairPoint Communications, Inc. Earnings Conference Call

Peter Nixon - FairPoint Communications, Inc. - President

Most of them.

Gene Johnson - FairPoint Communications, Inc. - Chairman, CEO

Most of them, Peter says. We settled with certainly the biggest ones, and the ones that were the most problematic. We had a number of CLECs that intervened. We settled with most of those and have announced those settlements. Let’s see, broadly, those are kind of the three groups, the main groups.

The other two groups of interveners would be the public advocates and the union, and I think I am going to stop at that point. I think for the most part we have settled with by far the largest majority, I would say off the top of may head, 80% to 90% of the interveners and there are a few left that we haven’t settled with at this point.

I would not make any further comments about the transaction. I think that unfortunately we live in a world of caution and so we are just being cautious in our comments. We think appropriately so. But I think you can tell that we believe still that this transaction will close on schedule and I think I will stop at that point, Barry.

Are there any other questions?

Operator

There are no further questions at this time.

Gene Johnson - FairPoint Communications, Inc. - Chairman, CEO

Good. Well, seeing nothing one else is in the queue, and our goal to get you off the phone so you can go participate in other of these calls today, I would like to thank you very much for participating in the call. Thank you for your support of the Company. And we look forward to talking to you on the next earnings call after the transaction is closed and we can give you an update hopefully at that time on exactly where we are in the integration. Thanks very much and have a great day!

Operator

This concludes today’s conference call. You may now disconnect.

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